Exhibit 10.10
Non-Employee Directors’ Cash Compensation
In fiscal 2010, non-employee directors of Synovis Life Technologies, Inc. (the “Company”) will receive cash compensation as outlined in the table below:

	Compensation Rate
	Fiscal 2010
Monthly Board member retainer	$1,500
Fee per Board meeting attended	$1,250
Fee per Audit Committee meeting attended	$1,000	(1)
Fee per Compensation Committee meeting attended	$1,000	(1)
Fee per Governance Committee meeting attended	$1,000	(1)
Fee per Investment Review Committee meeting attended	$500
Annual stipend for Chairman of the Board	$4,000
Annual stipend for Audit Committee Chair	$3,000
Annual stipend for Compensation Committee Chair	$2,000

(1)	The Chairs of the Audit, Compensation and Governance Committees of the Board of Directors (the “Board”) of the Company will receive 1.5 times the meeting fee for each committee meeting to reflect the work and preparation required as chair for such meetings.
Directors who are otherwise employees of the Company do not receive any additional compensation for their service on the Board or any of its committees.
Non-Employee Directors’ Equity Compensation
On November 2, 2009, non-qualified stock options to purchase shares of the Company’s common stock listed below, at an exercise price of $12.00 per share (the closing price of a share of the Company’s common stock on the date of the grant), were awarded to each non-employee director of the Company under the Company’s 2006 Stock Incentive Plan:

Name	Options Granted
Timothy M. Scanlan	30,000
William G. Kobi	30,000
Karen Gilles Larson	30,000
Mark F. Palma	30,000
Richard W. Perkins	30,000
John D. Seaberg	30,000
Sven A. Wehrwein	30,000
Such options vest in increments of one-third on October 31, 2010, 2011 and 2012, respectively, and expire four years following the vest date.